NEWS RELEASE

For further information, contact:
Suzie Singer, Corporate Communications	812.376.1917
Edwin Corbin, Irwin Home Equity Corporation	925.790.5556
Greg Ehlinger, Irwin Financial Corporation	812.376.1935

December 3, 2001	For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES SALE OF HOME EQUITY RESIDUAL INTERESTS

  Significant Step in Management of Securitization Residual Investment
  $12.3 Million Residual Representing $108.9 Million Principal of Underlying Loans
  Sold at Carrying Value

(Columbus, IN and San Ramon, CA) Irwin Financial Corporation (NYSE: IFC), an interrelated group of specialized financial services companies focusing on mortgage banking, home equity lending and small business lending, today announced the sale of $12.3 million of residual interests on sold loans representing approximately $108.9 million of principal balance.

Irwin Home Equity, the Corporation's home equity lending subsidiary, sold 40% of its residual interest in home equity loans previously securitized in September 2000 (the Irwin Home Equity Trust, 2000-1). The transaction is the company's fourth sale of residual interests. Consistent with the three previous residual sales, the company sold the residual interest for a price equal to its current carrying value, establishing a market value for this residual consistent with the company's valuation assumptions.

The Corporation believes this sale is an important step in on-going efforts to manage its balance sheet in light of new federal banking regulations for residual assets. The Corporation will continue managing both its investment in residual assets and its capital position through actions such as residual sales and the Corporation's previously announced plans to raise additional capital.

About Irwin Financial
Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank, Irwin Capital Holdings, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in the United States and Canada.

About Irwin Home Equity
Irwin Home Equity, headquartered in San Ramon, California, together with its parent, Irwin Union Bank and Trust Company, has established home equity loan and line of credit programs in 31 states.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements that are based on management's expectations, estimates, forecasts, projections and assumptions. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words such as "assumptions," "believes," "on-going," "continued," and similar expressions are intended to identify forward-looking statements. The Corporation undertakes no obligation to update publicly any of these statements in light of future events. Actual future results may differ materially from what is reflected in forward-looking statements due to a variety of factors including possible difficulties in selling residual assets as contemplated in the future, evolving interpretations of the new federal banking regulations governing the treatment of residual interests, legislative or regulatory changes, changes in accounting policies or principles or governmental changes in monetary or fiscal policies. Uncertainty in the national economy following the events of September 11 may negatively impact the financial services industry or cause changes in or exaggerate the effects of the factors described above.